                                                                      EXHIBIT 10
                      RESIGNATION AND CONSULTING AGREEMENT
--------------------------------------------------------------------------------

         This Resignation and Consulting Agreement ("Agreement") is entered into as of October 29, 1999 by and between ALARIS Medical Systems, Inc., a Delaware corporation ("ALARIS"), and ALARIS Medical, Inc., a Delaware corporation ("AMI"), on the one hand, and William J. Mercer (the "Executive"), on the other.

                                    RECITALS

         WHEREAS, Executive has been employed by ALARIS and AMI as Chief Executive Officer since November 26, 1996 pursuant to a written Employment Agreement dated as of August 23, 1996, as amended (the "Employment Agreement"); and

         WHEREAS, Executive currently serves on the Boards of Directors of ALARIS and AMI; and

         WHEREAS, Executive wishes voluntarily to terminate his employment and resign his positions as an officer and Board member with ALARIS and AMI to pursue other interests, but to continue to perform services for ALARIS on a consultant basis; and

         WHEREAS, ALARIS and AMI wish to provide for an orderly and amicable transition; and

         WHEREAS, ALARIS, AMI, and Executive (collectively, "the Parties") mutually desire fully and finally to settle any and all disputes arising from the termination of Executive's employment without litigation;

                                    AGREEMENT

         NOW, THEREFORE, the Parties hereby agree as follows:

         1.       RESIGNATION.

                  a. Executive's employment by, and, except as provided for in this Agreement, entitlement to compensation from, any one or more of ALARIS and AMI and their respective predecessors, parents, subsidiaries, or corporate affiliates (collectively, "the Company") will end effective October 31, 1999 (the "Separation Date"). ALARIS will continue to pay Executive's current base salary, on its normal payroll schedule, and (subject to all applicable withholding), through the Separation Date. Within five (5) days after the Separation Date, ALARIS shall issue Executive his final paycheck, representing all wages, compensation, accrued, unused vacation and reimbursements to which he is entitled. Executive acknowledges and agrees that except for amounts due to him in his final paycheck, he has received all monies, bonuses, commissions, other compensation or perquisites and reimbursements he earned or was due through the Separation Date.

                  b. Executive resigns his offices with the Company, including, without limitation, his positions as Chief Executive Officer of ALARIS and AMI, effective as of the Separation Date. Executive agrees to execute any documentation necessary to effectuate such resignation. Following the execution of this Agreement, AMI shall issue a press release in the form set forth in Schedule A hereto regarding Executive's resignation.

                  c. Executive resigns from the Boards of Directors of each of ALARIS and AMI effective as of the Separation Date. Executive agrees to execute any documentation necessary to effectuate such resignation.

                  d. Except as expressly provided for in this Agreement, Executive's entitlement to benefits from the Company, and eligibility to participate in the Company's benefit plans, shall cease on the Separation Date, except to the extent Executive elects to and is eligible to continue his medical and dental benefits at his sole expense pursuant to COBRA.

                  e. As soon as reasonably practicable after the Separation Date, Executive shall transfer his rights in the corporate membership with the Rancho Santa Fe Farms Country Club to ALARIS or its designee.

                  f. Executive acknowledges and agrees that his execution of this Agreement, and the expiration of the revocation period set forth in paragraph 6 below are conditions to the effectiveness of this Agreement.

         2.       CONSULTING PAYMENTS.

                  a. During the Consulting Period (as hereinafter defined) ALARIS shall pay Executive consulting payments at the rate of $37,834 per month (Executive's current base salary), paid on ALARIS' normal payroll schedule (subject to all applicable withholding). These payments shall be made in consideration for Executive's services as a consultant during the aforesaid Consulting Period.

                  b. Executive acknowledges and agrees that the consulting payments described above and the additional benefits described in paragraph 3 are in lieu of any severance compensation or benefits to which he may be entitled pursuant to Company policy, his Employment Agreement, the ALARIS Severance Plan for Officers and Key Contributors or otherwise.

                  c. Notwithstanding anything to the contrary contained in this Agreement, Executive shall retain any vested benefits to which Executive may be entitled under the Company's 401k Retirement Savings Plan as of the Separation Date.

         3.       STOCK OPTIONS.

         Executive currently holds 300,000 vested options granted under the ALARIS Medical, Inc. 1996 Stock Option Plan (the "Plan") pursuant to that certain option agreement between Executive and ALARIS, dated as of November 26, 1996 (the "Stock Option Agreement"). In accordance with a resolution adopted by the Stock Option Committee under the Plan, those of Executive's options which would have vested on November 26, 1999 (100,000 options) had his employment not terminated, shall instead vest and become exercisable on the Separation Date. Except as provided in the immediately preceding sentence, Executive shall relinquish any and all rights to his remaining unvested options, and all such options shall expire immediately. Executive must exercise his vested, exercisable stock options on the later to occur of: (a) ninety (90) days after the Separation Date and (b) the earlier to occur of the following dates: (i) thirty (30) days after termination of the Consulting Period (as defined in paragraph 8) or (ii) October 31, 2000, and to the extent not exercised by such date, such stock options shall expire. The Parties shall execute any documentation (including an amendment of the Stock Option Agreement) necessary to effectuate the foregoing.

         4.       GENERAL RELEASE OF CLAIMS.

                  a.       By Executive.

                  In consideration for ALARIS' agreement to make the consulting payments set forth in paragraph 2 and provide the additional benefits set forth in paragraph 3, the adequacy of which is hereby acknowledged, Executive, on behalf of himself and his heirs, executors, administrators, successors, agents, and assigns, agrees to release fully and without limitation and forever discharge ALARIS Medical Systems,

Inc., ALARIS Medical, Inc., IVAC Corporation, IMED Corporation, IVAC Medical Systems, Inc., Advanced Medical, Inc., IVAC Holdings, Inc., and each of their respective parents, subsidiaries, divisions, officers, agents, employees, consultants, insurers, representatives, lawyers, corporate affiliates, predecessors, successors and assigns, employee welfare benefit plans and pension, profit sharing or deferred compensation plans, and their trustees, administrators and other fiduciaries, and all persons acting by, through, under or in concert with them, or any of them ("Releasees"), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, in law or in equity ("Claims"), which Executive may have, or now claim to have against, or in the future claim from the Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive's recruitment, hire, employment, benefits, remuneration (including salary; bonus; incentive or other compensation; vacation, sick leave or medical insurance benefits; and/or benefits from any employee stock ownership, stock option, pension, profit-sharing and/or any deferred compensation plan) or separation by the Company, or any contract, agreement, or compensation arrangement between Executive and the Releasees, or any of them, including without limitation, the Employment Agreement. Without limiting the generality of the foregoing, Employee acknowledges and agrees that he is not entitled to any compensation or benefits pursuant to the ALARIS Severance Plan for Officers and Key Contributors, and that he is entitled to no bonus or incentive compensation for 1999.

                  As part of this Agreement, Executive expressly waives any Claims arising out of any federal, state or other governmental statute, regulation or ordinance, including, without limitations: (1) Title VII of the Civil Rights Act of 1964, as amended; (2) the Equal Pay Act, as amended; (3) the Age Discrimination in Employment Act, as amended; (4) the Family and Medical Leave Act of 1993; (5) the California Fair Employment and Housing Act of 1993, as amended; (6) the California Labor Code (including but not limited to Section
970); (7) the Fair Labor Standards Act, as amended; (8) the federal and state wage and hour laws; (9) the Americans With Disabilities Act, as amended; (10) the Employee Retirement Income Security Act of 1974, as amended; (11) the California Family Rights Act; (12) the Worker Adjustment and Retraining Notification Act; (13) the California common law of fraud, misrepresentation, negligence, defamation, infliction of emotional distress, breach of contract, or wrongful termination; (14) Executive Order 11246; (15) Executive Order 11141;
(16) the Rehabilitation Act of 1973, including sections 503 and 504; and/or (17) any other local, state or federal law, rule, or regulation governing employment, discrimination in employment or the payment of wages and benefits. This Agreement does not include waiver of (1) any rights or Claims which may arise after the date hereof, (2) any rights or Claims arising from breach of this Agreement, and (3) Executive's right to indemnification as an officer or director of the Company, as determined by applicable law.

                  b.       By the Company.

                  The Company, on behalf of itself, and its successors, agents and assigns, agrees to release fully and forever discharge Executive and his heirs, executors, administrators, successors, agents and assigns (collectively, the "Executive Releasees"), both individually and collectively, from any and all Employer Claims (as hereinafter defined) which constitute Known Claims (as hereinafter defined), excluding any claim or right arising under this Agreement. "Employer Claims" means rights, claims, demands, liabilities, actions, causes of action, damages, losses, costs, expenses and compensation, of whatever nature whatsoever, known or unknown, fixed or contingent, which the Company may have, or now claim to have against, or in the future claim from the Executive Releasees by reason of any matter, cause, or thing whatsoever, from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any claims arising out of, based upon, or relating to Executive's employment with the Company, Executive's recruitment, hire, employment, benefits, remuneration (including without limitation, salary, bonus, incentive or other compensation, vacation, sick leave or medical insurance benefits from any employee stock ownership plan, stock option plan, profit-sharing plan) or separation by the Company, or any contract, agreement, or compensation arrangement between Executive and the Company, including, without limitation, the Employment Agreement). "Known Claims" means any Employer
Claims of which any one or more of the executive officers (other than Executive) of AMI, ALARIS or both have actual knowledge (whether or not such executive officer has made due inquiry) of facts giving rise to such Employer Claims as of the date hereof.

         5.       KNOWING AND VOLUNTARY WAIVER OF UNKNOWN CLAIMS.

         Executive understands that California law includes Civil Code Section 1542 which says that releases usually do not apply to certain unknown claims. Specifically, Section 1542 of the California Civil Code states as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

With full awareness and understanding of the above provisions, Executive hereby waives any rights he may have under Section 1542, as well as under any other statutes or common law principles of similar effect. Executive intends to, and hereby does, release Releasees from claims which he does not presently know or suspect to exist at this time.

         6.       OLDER WORKERS BENEFIT PROTECTION ACT.

         In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that:

                  a. This Agreement includes a waiver and release of Executive's claims under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq.

                  b. Executive has the right to consult with an attorney before signing this Agreement.

                  c. Executive has twenty-one (21) days from October 27, 1999 to consider this Agreement but he may waive that period by signing it earlier.

                  d. Executive has seven (7) days after signing this Agreement to revoke this Agreement and this Agreement will not be effective until that revocation period has expired. Written notice of revocation must be delivered in person to L. James Runchey, Vice President for Human Resources, 10221 Wateridge Circle, San Diego, California 92121-1579. If Executive revokes this Agreement it shall not be effective or enforceable and Executive will not receive the benefits described in paragraph 2 or any additional benefits under paragraph 3.

         7.       COOPERATION.

         Executive agrees to cooperate fully with the Company (including, without limitation, the Boards of Directors of ALARIS and AMI and any special committees thereof) and its counsel and accountants in any financial audits or internal investigation involving securities, financial or accounting matters, and in its defense, assertion, prosecution, or other participation in, any administrative, judicial, or other proceeding, claim, or dispute relating to the period during which Executive was engaged in employment with the Company. Time spent by Executive cooperating with the Company pursuant to the sentence next preceding shall be credited to the time otherwise required to be spent by Executive consulting with the Company pursuant to paragraph 8, below. To the extent that the time spent by Executive in cooperating with the Company pursuant to this paragraph 7 shall exceed ten (10) hours in any month during the Consulting Period (as defined in paragraph 8), or to the extent that Executive's cooperation pursuant to this paragraph 7 shall occur after the Consulting Period, Executive shall be compensated at the rate of $300 per hour by ALARIS for the time spent by Executive in such cooperation. Executive further agrees that, except as otherwise required by applicable law or regulation, he will present a positive public image regarding Entities (as hereinafter defined) and will not , in any way, willfully disparage or otherwise publish or communicate negative statements or opinions about Entities or any one or more officers, directors, and non-corporate affiliates or shareholders of Entities. For purposes hereof the term "Entities" means any one or more entities included in the definition of the "Company". Conversely, the Company agrees that, except as otherwise required by applicable law or regulation, or in connection with frank, non-gratuitous Company operating discussions, or in connection with objectively accurate discussions of the Company's operating results, it will present a positive public image regarding Executive and it will not, in any way, willfully disparage or otherwise publish or communicate negative statements about Executive.

         8.       CONSULTING SERVICES.

         For a period of twelve (12) months from the Separation Date, unless earlier terminated in accordance with this paragraph (the "Consulting Period"), Executive shall provide consulting services to the Company, if and as reasonably requested. During the Consulting Period, Executive shall make himself available, during regular business hours, for such telephonic consultation and assistance, and for the performance of such other tasks, duties, and assignments, as the Chairman or Chief Executive Officer of ALARIS or AMI may from time to time direct, not to exceed ten(10) hours per month. Unless otherwise directed by ALARIS, Executive will perform the consulting services from his residence; no office or office support will be provided by the Company. Executive shall have no authority to bind the Company. The Company shall reasonably accommodate Executive's schedule and job search efforts when requesting Executive's assistance pursuant to this paragraph. The Company shall not assign tasks to Executive of such a nature or magnitude so as to effectively preclude Executive from undertaking separate employment during such period with third parties, or seeking such employment. Executive's sole right to compensation from the Company for his consulting services shall be the consulting payments payable by ALARIS as set forth in paragraph 2; provided, however, that ALARIS shall reimburse Executive for reasonable out-of-pocket expenses, approved in advance, actually incurred by Executive in furtherance of the consulting services herein referred to or in furtherance of the cooperation referred to in paragraph 7, above, in each case as supported by adequate documentation. Executive may terminate the Consulting Period at any time upon fifteen (15) days' written notice to the Company. The Company may terminate the Consulting Period upon fifteen (15) days' written notice to the Executive upon the occurrence of Cause (as hereinafter defined). For purposes hereof the term "Cause" shall mean any willful breach by Executive of any of his obligations under: (a) the provisions of the third sentence of paragraph 7, above, whether or not such breach constitutes a breach which is materially adverse; and (b) any of the other provisions of this Agreement, but only if such breach constitutes a breach which is materially adverse to any intended beneficiary of any such provision. ALARIS right to terminate the Consulting Period, upon the occurrence of Cause shall be in addition to any other rights and remedies Entities may have upon the happening of any such occurrence. The Consulting Period shall terminate automatically at such time, if any, as the Executive dies or suffers a Disability (as that term defined in the Employment Agreement). Upon termination of the Consulting Period, ALARIS' obligation to make consulting payments to Executive pursuant to paragraph 2, above shall immediately terminate.

         9.       NO LAWSUITS.

                  a. Executive represents that he knows of no lawsuits pending by Executive against any one or more Releasees. Executive agrees if there are any such lawsuits to dismiss any and all lawsuits that Executive might have filed against Releasees. Executive promises never to file or prosecute a lawsuit asserting any Claims (as defined in paragraph 4a) against any of the Releasees or, except as otherwise required by applicable law or legal process, directly or indirectly assist any other person in so doing.

                  b. The Company represents that it knows of no lawsuits pending by it against any one or more Executive Releasees. The Company agrees if there are any such lawsuits to dismiss any and all lawsuits that the Company might have filed against Executive Releasees.
The Company promises never to file or prosecute a lawsuit asserting any Known Claims against any of the Executive Releasees or, except as otherwise required by applicable law or legal process, directly or indirectly assist any other person in so doing.

         10.      NON-ADMISSION OF LIABILITY.

         Executive and the Company agree that neither the payment of any sum of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability by either Executive or the Company.

         11.      ENCOURAGEMENT TO CONSULT WITH ATTORNEY; TAX CONSEQUENCES.

         Executive has the right to consult with an attorney and is encouraged to do so before signing this Agreement. Executive understands that whether or not to do so is Executive's decision and if it is done, it is done at Executive's expense. Executive further acknowledges that the benefits provided in this Agreement may have tax consequences, including those relating to the tax treatment of any stock options granted as incentive stock options, that the Company has not provided any tax advice, and that Executive is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences.

         12.      CONFIDENTIAL ARBITRATION.

         The Parties agree that any and all disputes, controversies or claims based on, arising out of, or relating to this Agreement, or the alleged breach thereof, shall be submitted to final and binding arbitration. Such arbitration proceeding shall be conducted confidentially and under seal. The arbitration shall take place in the county of San Diego, and may be compelled and enforced according to the California Arbitration Act (Code of Civil Procedure ss.ss. 1280 et seq.). Unless the Parties mutually agree otherwise, the arbitration shall be conducted before the American Arbitration Association, according to its Employment Dispute Resolution Rules. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the Parties. Arbitration shall be initiated in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.

         13.      PROPRIETARY INFORMATION AND RETURN OF DOCUMENTS.

         Executive shall, on or before the Separation Date, return to the Company the original and all copies of all accounts, notes, data, sketches, drawings, reports, studies and other documents and records, materials and physical items of any kind, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company. Executive acknowledges that he has certain continuing obligations under the Employment Agreement with IVAC Corporation dated May 30, 1995 and the Confidentiality and Invention Assignment Agreement previously executed by him on December 15, 1997. Executive further agrees that he will not disclose to any person or use for his own account any such information, observations or data, or the Company's trade secrets, including without limitation information relating to intellectual property, patents, trademarks, trade secrets, supplier lists, customer lists, pricing or cost data, bidding procedures, marketing studies, business plans, sales projections, product research and development, strategic plans, consultant reports, customer surveys, financing techniques and sources, and non-public financial information, without the prior written consent of the Board of Directors, Chairman, or Chief Executive Officer of ALARIS or AMI. Executive shall hold all such information in trust and confidence for the Company and shall not use or disclose any such information, and shall be liable for damages incurred by the Company as a result of any disclosure of such information by Executive.

         14.      NON-SOLICITATION.

         Executive agrees that during the twelve (12) month period following the Separation Date, he will not directly or indirectly (whether as an employee, director, owner, stockholder, consultant, limited or general partner, or otherwise), for himself or for any other person or entity: (I) solicit, induce or entice, or attempt to solicit, induce, or entice, any person who is (or was within the prior ninety (90) days) an employee of the Company to terminate such employment relationship or to become employed by any other person , firm or entity; or (ii) solicit, induce or entice, or attempt to solicit, induce, or entice, any customer of the Company to purchase from another person or entity products or services of the type then marketed by the Company.

         15.      CONSULTING RESTRICTIONS.

         Executive agrees with ALARIS and AMI that during the Consulting Period neither Executive nor any Controlled Affiliate (as hereinafter defined) shall, whether on his or its own behalf or on behalf of any other person, firm, partnership, corporation or other business venture (hereinafter, a "person"), own, manage, control, participate in, consult with, be employed by, render services for or otherwise assist in any manner any person that is engaged in, any Business Activity (as hereinafter defined) competitive with the Business (as hereinafter defined). Nothing herein shall prohibit Executive or any Controlled Affiliate from being an owner of not more than 2% of the equity or debt securities of any such person, so long as Executive has no active participation (other than exercising voting or consensual rights with respect to such interest of up to 2%) in the business of such person. As used herein: (I) "Controlled Affiliate" of Executive means any member of Executive's immediate family (including, without limitation, his spouse, children, parents and siblings) and any other person or entity which, directly or indirectly, is at any time controlled by Executive; (ii) "control" of a person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise; (iii) "Business Activity," with respect to any person, means any direct or indirect primary business activity of such person; and (iv) "Business" means, as of the date of determination, any Business Activity of any one or more of ALARIS, AMI or any affiliate of either one or both of them.

         16.      NO ADEQUATE REMEDY AT LAW.

                  a. EQUITABLE RELIEF. In the event that Executive shall breach any of the provisions of paragraphs 13, 14 or 15 hereof, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to either or both of ALARIS and AMI in law or in equity, either or both of ALARIS and AMI, as the case may be, shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of such paragraphs. Executive acknowledges that it is impossible to measure in money the damages that either or both of ALARIS and AMI will sustain in the event that Executive breaches or threatens to breach any of the provisions of such paragraphs and, in the event that either or both of ALARIS and AMI shall institute any action or proceeding to enforce those provisions seeking injunctive relief, Executive hereby waives and agrees not to assert and shall not use as a defense thereto the claim or defense that either or both of ALARIS and AMI has an adequate remedy at law. The foregoing shall not prejudice the right of each of ALARIS and AMI to require Executive to account for and pay over to it the amount of any actual damages incurred by ALARIS or AMI, as the case may be, as a result of any such breach.

                  b. ENFORCEMENT. The parties acknowledge that (i) the provisions of paragraphs 13, 14 and 15 are essential to protect the business, goodwill, and trade secrets of the Company, and (ii) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business. If, however, at the time of enforcement of any or such paragraphs or any other provision of this Agreement, a court or arbitrator shall hold that the duration, scope or area restriction or any other provision hereof is unreasonable under circumstances now or then existing, the Parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted for the stated duration, scope or area.

         17.      MISCELLANEOUS PROVISIONS.

                  a. This Agreement shall be interpreted as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language in the Agreement shall not be construed for or against any particular party.

                  b. If any party to this Agreement brings an action or proceeding to enforce his or its rights hereunder, the prevailing party shall be entitled to recover his or its costs and expenses, including court costs and attorneys' fees, if any, incurred in connection with such suit or proceeding.

                  c. Each of ALARIS and AMI shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ALARIS or AMI, as the case may be, would be required to perform if no such succession had taken place.

         18.      SEVERABILITY.

         The provisions of this Agreement are severable. If any part of this Agreement is found to be invalid or unenforceable, the other provisions shall remain fully valid and enforceable.

         19.      ENTIRE AGREEMENT.

                  a. This Agreement and the Stock Option Agreement, as may be amended as contemplated herein, set forth the entire agreement between Executive and the Company, and except as set forth herein supersede the Employment Agreement and any and all prior oral or written arrangements or understandings between Executive and the Company concerning the subject matter of this Agreement. This Agreement may not be altered, amended, or modified, except by a further writing signed by Executive on the one hand and the Chairman of the Board of each of ALARIS and AMI on the other.

         20.      EXECUTIVE ACKNOWLEDGMENTS.

                  a. Executive acknowledges and agrees that he has read this Agreement carefully, understands all of its terms, and agrees to those terms voluntarily.

                  b. EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT INCLUDES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

         IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below.


EXECUTIVE                                ALARIS MEDICAL SYSTEMS, INC.

/s/ William J. Mercer                    By: /s/ David Schlotterbeck
--------------------------------            -----------------------------------
      William J. Mercer                     David Schlotterbeck
Dated:  October 29, 1999                    Title:    President
                                            Dated:    October 29, 1999


                                         ALARIS MEDICAL, INC.

                                         By: /s/ David Schlotterbeck
                                             ----------------------------------
                                             David Schlotterbeck
                                             Title:    President
                                             Dated:    October 29, 1999